EXHIBIT 99.1


                               REOFFER PROSPECTUS

                          DATA SYSTEMS & SOFTWARE INC.
                                  COMMON STOCK

     Certain of our security holders may offer, from time to time, shares of our common stock. Data Systems & Software Inc. is not offering any shares.

                           Shares That May be Offered

     This prospectus covers the resale of a total of up to 200,000 shares of our common stock issuable to the selling security holders in the future upon exercise of options that will be granted in the future to selling security holders under our 1994 Stock Option Plan for Outside Directors.

                                 Method of Sale

     The shares may be sold:

     o through the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions or otherwise;

     o    directly  to  purchasers  or  through  agents,  brokers,   dealers  or
          underwriters; and

     o at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

     Our common stock is listed on the Nasdaq National Market under the symbol "DSSI." On February 6, 2002, the closing price of our common stock was $5.35.

     Investing in our securities involves certain risks. You should consider the "Risk Factors" beginning on page 1 in deciding whether to buy any common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus in truthful or complete. Any representation to the contrary is a criminal offense.




                The date of this prospectus is February 8, 2002.

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Risk Factors........................................................          1
Recent Transactions.................................................          4
Selling Security Holders............................................          4
Use of Proceeds.....................................................          5
Plan of Distribution................................................          5
Legal Matters.......................................................          6
Experts.............................................................          6
Where You Can Find More Information.................................          6
Information Incorporated by Reference...............................          7

                                  RISK FACTORS

     Investing in this company entails substantial risk. You should consider the following risks and other information contained in this prospectus, information incorporated by reference, and information that we file with the Securities and Exchange Commission from time to time. The information in this prospectus is complete and accurate as of this date, but the information may change after the date of this prospectus.

GENERAL FACTORS

We Have a History of Operating Losses and Do Not Expect to Achieve Profitable Operations in 2001 or in the first half of 2002.

     We are experiencing and have in the past experienced operating losses. In 2000 and 1999, we had operating losses of approximately $3.9 million and $5.6 million, respectively. We had an operating loss of approximately $7.1 million for the nine months ended September 30, 2001. We do not expect to achieve profitable operations during 2001 or the first half of 2002. Additionally, we are uncertain whether we will achieve profitability in the second half of 2002.

The Markets for Our Utility Solutions Products and Consulting and Development Services are Subject to Rapid Technological Change; If We Fail to Keep Pace, We Will Have Difficulty Developing and Maintaining a Market for Our Products and Services.

     The markets for our utility solutions products and consulting and development services segments are characterized by rapid technological change. In the utility solutions products market, communications and networking technologies are continuously changing and we will need to invest in continued product development in order to keep pace with these changing technologies. We may not have adequate resources to invest in development, and our development efforts may not be successful. In the consulting and development services market, the continuing evolution of the Internet and introduction of new software systems will require us to invest in additional personnel training and/or hire new personnel. We may not have adequate resources to invest in sufficient training or hire personnel with the necessary skills.

Exchange Rate Fluctuations Could Increase the Cost of our Israeli Operations.

     A significant portion of the sales of our Israeli operations is in New Israeli Shekels ("NIS") linked to the dollar. Such transactions are negotiated in dollars; however, for the convenience of the customer, they are settled in NIS. The dollar value of the revenues of our operations in Israel will decrease if the dollar is devalued in relation to the NIS during the period from the invoicing of a transaction to its settlement.

Loss of the Services of a Few Key Employees Could Harm Our Operations.

     We depend on our key management and technical employees. The loss of certain managers could diminish our ability to develop and maintain relationships with customers and potential customers. The loss of technical personnel could harm our ability meet development and implementation schedules. Most of our significant employees are bound by confidentiality and non-competition agreements. We do not maintain a "key man" life insurance policy on any of our executives or employees. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense. If we fail to attract or retain highly qualified technical and managerial personnel in the future, our business could be disrupted.

RISKS RELATED TO THE CONSULTING AND DEVELOPMENT SERVICES SEGMENT

New Israeli Labor Law Legislation May Restrict Our Consulting Service Business.

     Israel has passed legislation limiting and restricting the activity of manpower companies, companies that provide personnel to other companies on a temporary basis. The legislation generally provides that after a period of time a person working on a temporary basis for a company may be treated as an employee of that company. Because the legislation has not yet been implemented, it is uncertain whether it applies to Israeli outsourcing companies in general or to our consulting and development activities in particular. Should the courts decide that this legislation does apply to our Israeli consulting activity, this could have an adverse effect on our business as our customers may be less likely to hire us because of uncertainties as to whether our consultants would be treated as their employees.

Failure to Accurately Forecast Costs of Fixed-Priced Contracts Could Reduce Our Margins.

     When working on a fixed-price basis, we undertake to deliver software or integrated hardware/software solutions to a customer's specifications or requirements for a particular project. The profits from these projects are primarily determined by our success in correctly estimating and thereafter controlling project costs. Costs may in fact vary substantially as a result of various factors, including underestimating costs, difficulties with new technologies and economic and other changes that may occur during the term of the contract. If, for any reason, our costs are substantially higher than expected, losses on fixed-price contracts could harm our business.

RISKS RELATED TO THE UTILITY SOLUTIONS SEGMENT

     We have made a significant investment in our utility solutions segment, which develops and markets load control products and systems offering two-way automated meter reading and related data management capability to utilities. Although the revenue base of the segment has improved, to date this segment has operated at a loss. The activities of this segment are subject to many risks, including the following:

The Pace of Utility Deregulation Has Been Slow; The Ultimate Regulatory Structure of the Utility Industry May Not Provide Mandates or Incentives to Purchase Our Products.

     The electric utility industry is undergoing significant deregulation. Market observers expect deregulation to include energy choice and time-of-use pricing requirements, which will mandate, or favor, implementation by utilities of load control programs and the use of automated meter reading and data distribution. However, the pace of deregulation has not been as rapid as expected and to date only a limited number of utilities have made purchase commitments for automated meter reading and data distribution systems. Many utilities have also deferred the purchase of load control systems, pending resolution of broader industry and regulatory developments. The results of deregulation are uncertain and may


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not  result in the  mandates  or  incentives  for the types of  services,  which require AMR systems. If the state and federal regulation does not provide these requirements or incentives, the market for our products may not develop as we expect.

We Must Compete With Other Utility Solutions Companies for Market Acceptance and Customers.

     While we believe that the systems offered by our utility solutions segment offer advantages over competing load control and data communications solutions, there are alternative solutions, and we cannot predict what share of the market we will obtain. In addition, some of our competitors have more sales and marketing resources, better brand recognition and/or technologies that offer alternative advantages. If our potential customers do not adopt our solutions or do so less rapidly than we expect, our future financial results and our ability to achieve positive cash flow or profitability, will be harmed.

We May Encounter Difficulties in Implementing our Technology, Products and Services.

     Problems may occur in the implementation of our technology, products or services, and we may not successfully complete the commercial implementation of our technology on a wide scale. Future advances may render our technology obsolete or less cost effective than competitive systems. Consequently, we may be unable to offer competitive services or offer appropriate new technologies on a timely basis or on satisfactory terms.

Delays, Quality Control and Price Problems Could Arise Due to Our Reliance on Third-Party Manufacturers of Some Components.

     We use outside parties to manufacture components of some of our products. Our reliance on these third-party manufacturers exposes us to risks relating to timeliness, quality control and pricing. We have experienced delays and quality control problems from third-party manufacturers and have taken steps to alleviate them, including the decision to manufacture some components in-house. Delays, price increases or quality control problems at our third-party manufacturers could harm our relationships with our customers and our operating results and cash flow.

RISKS RELATED TO THE COMPUTER HARDWARE SEGMENT

We Face Low Margin, Mass Marketing Competition.

     The market for PCs and related peripheral hardware sales in which we operate is characterized by severe competition in price-performance and financing capabilities. Manufacturers and on-line Internet vendors have been increasing their direct sales efforts on the Internet and otherwise, reducing prices to end-users, which reduce profit margins for distributors and value added resellers such as our Databit subsidiary. Profit margins have already deteriorated in comparison to past years. Should this trend continue, it could make our method of sales uneconomical.

A Large Portion of Our Sales are Concentrated in the Greater New York Area.

     Computer hardware sales to the greater New York area represented 83%, 78% and 86% of the total segment sales for the years ended December 31, 1999 and 2000 and the nine-month period ended September 30, 2001, respectively. Furthermore, all of the sales force for the segment is based in Manhattan and northern New Jersey. Recently, sales in the


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New  York   metropolitan  area  have  been  decreasing  and  that  downturn  was significantly  exacerbated by the September 11th events.  If the region does not
recover  from  the  recent  economic  downturn,   our  operating  results  could
deteriorate.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates," or the negatives thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of these risks and uncertainties are discussed above under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                               RECENT TRANSACTIONS

     On December 13, 2001, our wholly-owned Israeli subsidiary, Decision Systems Israel Ltd., completed its acquisition of all the outstanding ordinary shares of Israeli IT solutions provider Endan IT Solutions Ltd. The Endan stock was purchased from Endan's largest shareholder Kardan Communications Ltd., Neuwirth Investments Ltd., an entity controlled by Endan's founder Jacob Neuwirth (Noy), and Adv. Yossi Avraham, as Trustee for Meir Givon.

     The estimated purchase price of $4,945,000 consists of $500,000 in cash, 365,210 shares of our common stock valued at $2,250,000, 3,668,912 ordinary shares of Decision Systems, representing 32% of the outstanding ordinary shares of Decision Systems valued at approximately $2,050,000, and $145,000 of Decision Systems options and other closing costs. We own the remaining 68% of Decision Systems. We also made a loan to Decision Systems of $1.1 million, enabling the repayment by Endan of a $1 million loan previously made to Endan by Kardan Communications Ltd.

                            SELLING SECURITY HOLDERS

     Certain of our security holders may sell, from time to time, up to 200,000 shares of our common stock pursuant to this prospectus. The selling security holders are certain of our directors to whom we will grant in the future options under our 1994 Stock Option Plan for Outside Directors. As of the date of this prospectus, we do not know the identities of the selling security holders, because we have not granted any options covered by this prospectus.

     As we grant options under our 1994 Stock Option Plan for Outside Directors that are covered by this prospectus, we will file one or more supplements to this prospectus which provide the following information about each selling security holder:


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     o    The selling security holder's name;

     o    The position or office the selling security holder has with us;

     o The number of shares the selling security owns and the percentage ownership (prior to sale);

     o The number of shares being offered for sale by the selling security holder; and

     o The number of shares the selling security holder will own after the sale and the percentage ownership (if one percent or more).

                                 USE OF PROCEEDS

     The shares covered by this prospectus are being offered by selling security holders and not by us. Therefore, we will not receive proceeds from the sale of shares. However, we will receive proceeds from the exercise of options that will be granted in the future under our 1994 Stock Option Plan for Outside Directors. We expect to use any proceeds received upon the exercise of these options for working capital and general corporate purposes.

                              PLAN OF DISTRIBUTION

     The selling security holders may sell shares:

     o through the Nasdaq Stock Market, otherwise in the over-the-counter market, in privately negotiated transactions or otherwise;

     o    directly  to  purchasers  or  through  agents,  brokers,   dealers  or
          underwriters; and

     o at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

     If a selling security holder sells shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. This compensation may be greater than customary compensation.

     To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change in such information.


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

                                  LEGAL MATTERS

     Certain legal matters relating to the shares of common stock that may be offered pursuant to this prospectus have been passed upon for us by Ehrenreich Eilenberg & Krause LLP, counsel to our company. Sheldon Krause, a partner of Ehrenreich Eilenberg & Krause LLP, is a member of our Board of Directors, our Secretary and the son-in-law of George Morgenstern, the Chairman of our Board of Directors, President and Chief Executive Officer. During 2001, we paid approximately $530,000 for legal services rendered and reimbursement of out-of-pocket expenses to Ehrenreich Eilenberg & Krause LLP. These fees related to services rendered by Mr. Krause and other members and employees of his firm, as well as certain special and local counsel retained and supervised by his firm who performed services on our behalf.

                                     EXPERTS

     The consolidated financial statements of Data Systems & Software Inc. as of December 31, 2000, and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and in the registration statement and upon the authority of KPMG LLP as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 1999 and for each of the two years in the period then ended and incorporated in this prospectus by reference from our annual report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can obtain copies of our SEC filings at prescribed rates from the SEC Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Shares of our common stock are traded on the Nasdaq National Market. Documents we file can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.


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

     You can read and print press releases, financial statements and additional information about us, free of charge, at our web site at http://www.dssiinc.com.

     This Prospectus is a part of a registration statement on Form S-8 filed by us with the SEC under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of common stock offered by this Prospectus, please refer to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements in this Prospectus about any document filed as an exhibit are not necessarily complete and, in each instance, you should refer to the copy of such document filed with the SEC. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this Prospectus.

     We incorporate by reference into this Prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

     (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on April 2, 2001, as amended by Amendment No. 1 on Form 10-K/A filed on April 30, 2001 and amended by Amendment No. 2 on Form 10-K/A filed on May 15, 2001;

     (2) Our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, filed on May 15, 2001;

     (3) Our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2001, filed on August 7, 2001;

     (4) Our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2001, filed on November 14, 2001;

     (5) Our Current Report on Form 8-K dated October 31, 2001, filed on November 2, 2001;

     (6)  Our  Current  Report on Form 8-K dated  December  13,  2001,  filed on


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          December 28, 2001;

     (7) The description of our common stock contained in our Registration Statement on Form 8-A, declared effective by the SEC on February 11, 1992, which was filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description; and

     (8) The description of our Common Stock Purchase Rights contained in our Registration Statement on Form 8-A, dated March 22, 1996, which was filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     You may request a free copy of these documents by writing to Investor Relations, Data Systems & Software Inc., 200 Route 17, Mahwah, New Jersey 07430, or by calling Investor Relations at (201) 529-2026.

     You should rely only on the information incorporated by reference or provided in this Prospectus or a prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This Prospectus does not offer these securities in any state where the offer is not permitted. Also, this Prospectus does not offer to sell any securities other than the securities covered by this Prospectus. You should not assume that the information in this Prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the document.


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